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                                                                  Exhibit 99.1

                                             For Immediate Release

   [LOGO]                                    Contact:
PHP HEALTHCARE                               Jack M. Mazur, President and CEO
CORPORATION                                  (703) 758-3600

                                             Kenneth H. Weixel
                                             Executive VP. Healthcare Strategy
                                             (703) 758-3686

           PHP HEALTHCARE S-3 REGISTRATION DECLARED EFFECTIVE,
            COMPANY BUYS BACK SERIES B CONVERTIBLE PREFERRED

Reston, Virginia, June 11, 1998 - PHP Healthcare Corporation (NYSE:PPH) today announced that its amended S-3 registration statement filed with the Securities and Exchange Commission is effective June 10, 1998. The filing was required by the Company's recent Series B convertible preferred stock agreement.

However, PHP has repurchased 25,300 shares of the 70,000 convertible preferred shares issued as part of its previously announced stock repurchase program. In addition to the preferred shares purchased by PHP there have been 1,532 preferred shares converted into 212,621 shares of PHP common stock. To date, these repurchases and conversions represent in excess of 38% of the total $70 million issue.

The Company is continuing individual negotiations with the preferred holders to acquire additional amounts of the Series B convertible preferred. PHP also has bought back 1.65 million shares of its common stock in the market and in private transactions. The repurchase program is financed in part through PHP's recently acquired $80 million senior credit facility with NationsBank.

Jack M. Mazur, PHP President and CEO, stated, "These recent actions by PHP should increase the value of PHP's common shares by reducing the effects of excessive dilution through conversions of the preferred. The basic fundamentals of the Company are sound and we are focused on continuing our growth in the New York-New Jersey area, as well as in the mid-Atlantic and Southeast regions. To improve our focus, we recently discontinued PHP's correctional medicine operations, and we will scale back our government business to contracts currently in hand. We believe we have the correct skill sets, systems, and operational model to meet the challenges facing health care today."

A medical management company, PHP Healthcare Corporation manages medical risk through the acceptance of global capitation arrangements with HMOs and other healthcare payors. The Company also offers a full range of management services to the physician groups and hospitals that participate in provider-based networks developed by PHP Healthcare. Because health care is a local service, PHP's managed delivery systems are tailored to the needs of individual communities and patient populations. Operating primarily along the Northeast, mid-Atlantic, and Southeast corridors of the United States, PHP Healthcare has more than 10,000 physicians employed or under contract and responsibility for more than 300,000 covered lives.

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Except for historical information, the statements preceding are forward-looking statements that involve risks and uncertainties. Investors are cautioned that such statements are only predictions and the actual events or results may differ materially. These forward-looking statements speak only as of this date. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements made today to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events.